Exhibit 99.1

PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214) 543-6611 John W. Sweet (414) 978-6467	Investors: The Ruth Group Stephanie Carrington/David Burke 646 536-7017/7009 scarrington@theruthgroup.com dburke@theruthgroup.com

Physicians Realty Trust Declares Inaugural Dividend

Milwaukee, WI, September 30, 2013 — Physicians Realty Trust (NYSE: DOC) (the “Company”) announced today that the Company’s Board of Trustees declared a regular quarterly dividend of $0.225 per share for the quarter ending September 30, 2013 and prorated it to $0.18 per share for the period beginning on July 19, 2013, the date of the Company’s initial public offering, and ending on September 30, 2013.

This will be the Company’s inaugural dividend.  The dividend will be payable on November 1, 2013, to shareholders of record on October 18, 2013.

Governor Tommy G. Thompson, Chairman of the Board of Trustees, stated, “We are pleased to declare our initial dividend payment, which is supported by the Company’s solid performance, timely execution of our business plan and robust acquisition pipeline. We believe this distribution demonstrates our commitment to providing value to our shareholders as we work to expand our high quality healthcare portfolio.”

Physicians Realty Trust completed its initial public offering in July 2013 and has since acquired two properties totaling an investment in excess of $58.2 million, increasing its portfolio to 22 properties.

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company recently organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company plans to make an election to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward looking statement.  These forward-looking statements may include statements related to the Company’s ability to generate internal and external growth and to execute its business plan.  For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s final prospectus in connection with its initial public offering filed by the Company with the Securities and Exchange Commission on July 19, 2013.